Exhibit 10.20

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”) to that certain Employment Agreement, dated September July 28, 2020, by and between Pugnacious Endeavors, Inc. (the “Company”) and Nayaab Islam (the “Executive”), is entered into effective as of December 23, 2020 (the “Amendment Date”), by and between the Company and the Executive. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Employment Agreement.

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of December 17, 2018 (the “Initial Employment Agreement”), by and between the Company and Executive;

WHEREAS, on July 28, 2020, the Company and Executive entered into that Certain Amendment No. 1 to Employment Agreement, dated July 28, 2020 (“Amendment No. 1”, and together with the Initial Employment Agreement and Amendment No. 1, the “Employment Agreement”), by and between the Company and Executive, pursuant to which the Initial Employment Agreement was amended in certain respects.

WHEREAS, the Company and Executive now desire to further amend the Employment Agreement, as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, the Employment Agreement is hereby amended as follows:

1. Section 6 of the Employment Agreement is hereby amended to add the following:

“The Company granted Executive options to purchase 200,000 shares of Common Stock, with a per share exercise price of $50.00 (the “Additional Grant”). The Additional Grant will be subject to the terms and conditions of the Pugnacious Endeavors, Inc. 2015 Stock Option Plan, as amended, and the Company’s standard Stock Option Agreement. Within ten (10) days of the date of the Additional Grant, the Company will loan the Executive an amount equal to the aggregate exercise price in respect of such options (the “Additional Loan”) on the terms and conditions set forth in an agreement acceptable to the parties (the “Additional Loan Agreement”).

If the Additional Loan is forgiven in accordance with the terms of the Additional Loan Agreement, within ten (10) days of such forgiveness, the Company will pay the Executive no later than the applicable date of each Additional Loan Forgiveness (as defined in the Additional Loan Agreement), an amount in cash equal to (x) all federal, state, local and foreign income, employment, excise and other taxes incurred and payable by the Executive in respect of the Additional Loan Forgiveness; provided, however, that for purposes of calculating such amount, the Executive’s effective tax rate in respect thereof shall not be deemed to exceed a maximum of a fifty percent (50%) effective tax rate (such amount of taxes, the “Additional Loan Tax Reimbursement Maximum”), plus (y) an additional amount such that, after payment by the Executive of all such federal, state, local and foreign income, employment, excise and other taxes, the Executive is left with an amount equal to the Additional Loan Tax Reimbursement Maximum.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the Amendment Date.

Pugnacious Endeavors, Inc.

By:	/s/ Mark Streams
Name: Mark Streams
Title: General Counsel

EXECUTIVE

/s/ Nayaab Islam
Nayaab Islam

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